                               CONSENT OF COUNSEL

           Clark & Elbing LLP hereby consents to the use of its name under the caption "Risk Factors - Patents and Proprietary Technologies" in the Registration Statement of Cephalon, Inc. (the "Company") on Form S-3 (No. 333-20321) filed with the Securities and Exchange Commission on February 28, 1997.

           In giving such consent, Clark & Elbing LLP does not thereby admit that it is acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             /s/ PAUL T. CLARK

                                             Clark & Elbing LLP
                                             By:  Paul T. Clark


Dated: February 27, 1997